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                                                                   Exhibit 99.2
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                            CERTIFICATE OF SECRETARY
                            ------------------------

      I, Margaret D. Farrell, Secretary of Ocean State Tax-Exempt Fund, a series of VLC Trust, do hereby certify that the following is a true and correct copy of a resolution adopted by the Board of Trustees of said Trust at a meeting duly convened November 17, 2006, and said resolution has not been in anywise amended, annulled, rescinded or revoked, and the same is still in full force and effect:

      RESOLVED:   That it is the finding of the Trustees at this meeting that
      --------    the fidelity bond written by National Union Fire Insurance
                  Company (the "Bond") in the aggregate amount of $500,000 covering, among others, officers and employees of the Fund, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Fund to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Fund's assets, the nature of the securities in the Fund's portfolio, the number of other parties named as insured parties under the Bond and the nature of the business activities of the other parties; and further

      RESOLVED:   That the premium to be paid by the Fund under the bond be,
      --------    and hereby is, approved by vote of a majority of the Board of
                  Trustees (all Trustees voting) and separately by a majority of the Trustees who are not "interested persons" as that term is defined under the Investment Company Act of 1940, after having given due consideration to, among other things, the amount of the Bond and the amount of the premium the Fund would have had to pay had it obtained a joint insured bond with other affiliated parties; and further

      RESOLVED: That the Bond be and hereby is approved by vote of a majority -------- of the Board of Trustees (all Trustees voting) and separately by a majority of the Trustees who are not "interested persons" as that term is defined under the Investment Company
                  Act of 1940; and further

      RESOLVED:   That the appropriate officers of the Fund be, and they hereby
      --------    are, authorized and directed to prepare, execute, and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of

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                  the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and further

      RESOLVED:   That the Secretary of the Fund shall file the Bond with the
      --------    Securities and Exchange Commission and give notices required under paragraph (g) of Rule 17g-1 promulgated by the Securities and Exchange Commission under the Investment
                  Company Act of 1940, as amended.

      WITNESS my hand this 4th day of September, 2007.


                                       /s/ Margaret D. Farrell
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                                       Margaret D. Farrell
                                       Secretary